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                                                                   EXHIBIT 10.22


                             [GADZOOKS LETTERHEAD]


                                  CONFIDENTIAL


JULY 18, 1998

DAVID L. MANGINI
7125 RIVERSIDE DRIVE
DUBLIN, OH  43016

DEAR DAVID,

We are pleased to make the following offer of employment to join Gadzooks, Inc., and are excited about the prospect of your joining our team. We are confident that upon joining our team, you will find both the challenges and the rewards that you are seeking and will make many significant and lasting contributions to our growth.

WE HAVE OUTLINED THE KEY POINTS OF THE OFFER:

POSITION:                         Your position will be President and Chief
                                  Operating Officer.

REPORTING RELATIONSHIP:           You will report directly to Jerry
                                  Szczepanski, Chairman and Chief Executive
                                  Officer.

LOCATION:                         Your office will be located at 4121
                                  International Parkway, Carrollton, TX 75007.

START DATE:                       We would like you to begin as soon as
                                  possible. A mutually agreeable date will be determined upon acceptance of this offer.

SALARY: Your initial base salary will be $400,000 per year payable biweekly and subject to review during our annual Focal Review period, currently in March of each year. Your next compensation review will be in March of 1999.

ANNUAL BONUS PROGRAM:             You will participate in the Executive
                                  Management Annual Bonus Plan for fiscal 1998 on a prorated basis. The EPS Budget for this fiscal year by quarter is:

                                                   Q1       .16
                                                   Q2       .23
                                                   Q3       .25
                                                   Q4       .71

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                                  Your pro rata bonus will be based on the
                                  Company's performance for Q3 and Q4 only. If budget is achieved for the combined Q3 and Q4 results your pro rata share of the bonus pool will assume the yearly budget was achieved. All computations will assume Q1 and Q2 budgeted numbers were achieved. Should you leave the employment of the Company prior to the payment of annual bonus, any accrued bonus will be forfeited.

                                  Additionally, you will participate in the Executive Management Annual Bonus plan for fiscal 1999. The Company will pay you a targeted bonus of $300,000.00 if the Company achieves the overall budgeted profit goal.

DEFERRED COMPENSATION:            You will be eligible to participate in our
                                  Deferred Compensation Plan beginning January
                                  1, 1999. The Plan allows Key Executives to defer up to 100% of both salary and bonus, if you desire to participate. More details will be provided at a later date.

AUTO ALLOWANCE:                   You will receive an auto allowance of
                                  $1,000.00 per month to offset any auto
                                  related expenses incurred while traveling on Company business.

BENEFITS:                         Your medical, dental and life insurance
                                  benefits will be effective on the first of the month following your 90th day of employment. The insurance premiums will be fully paid on your behalf by the Company.

                                  Additionally, at no charge and on the first enrollment date after 90 days, you will participate in our supplemental (Exec-U-Care) insurance plan. This plan covers all charges and claims that are not covered by our "base" plan. In essence, you will experience no out of pocket expenses for full medical, dental and prescription coverage and charges.

                                  You will receive a complete Benefits
                                  Orientation during your first week of
                                  employment.

STOCK OPTIONS:                    You will be granted an option to purchase
                                  125,000 common shares of the Company. These options will be priced at the closing price of the stock on your first day of active employment. One-fifth of the shares (25,000 shares) shall become exercisable 12 months following the grant date of the option. An additional one-fifth (1/5) shall become exercisable on each subsequent anniversary of the grant date. The total 125,000 common shares shall be fully vested at the end of five years from the date of the option.
                                  Options can be exercised as they vest, but must be exercised over a ten year period following the date of the grant. A separate
                                  Incentive Stock Option (ISO) agreement which sets forth all terms and conditions will be provided under separate cover.

FUTURE STOCK OPTIONS:             You will be granted an option to purchase a
                                  minimum of 20,000 common shares of the
                                  Company for your first full year of
                                  employment (on or about April 1, 1999).
                                  One-fifth of the shares (4,000 shares) shall
                                  become exercisable 12 months following the
                                  grant date of the option.  An additional
                                  one-fifth (1/5) shall become exercisable on
                                  each subsequent
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                                  anniversary of the grant date.  The total
                                  20,000 common shares shall be fully vested at the end of five years from the date of the option. Options can be exercised as they vest, but must be exercised over a ten year period following the date of the grant. A separate agreement which sets forth all terms and conditions will be provided under separate cover. This grant will be reviewed each year of employment.

VACATION:                         You will be eligible for three weeks annual
                                  vacation beginning on your first day of
                                  employment.

INTERIM LIVING:                   The Company will pay reasonable interim
                                  living costs incurred for up to 180 days while awaiting your permanent move-in date.

DUPLICATE HOUSING:                In the event that you purchase a new home
                                  prior to the sale of your current home
                                  (thereby realizing two mortgage payments);
                                  the Company will pay the lesser amount of the two mortgage payments for a period up to 180 days.

HOUSEHUNTING VISITS:              The Company will pay the reasonable costs
                                  associated with three trips for your spouse to travel to Dallas to assist in househunting.

HOME SALE:                        The Company will pay the actual Real Estate
                                  Commission incurred as a result of the sale of your home in Dublin, OH.

RELOCATION:                       The Company will pay the reasonable costs
                                  incurred for the movement of your household goods and autos from Dublin, OH to Dallas, via third party movers selected by the Company.

RELOCATION BONUS:                 The Company will pay an additional bonus of
                                  $10,000.00 to offset any incremental
                                  relocation expenses. The bonus will be paid upon completion of your relocation to Dallas.

EMPLOYMENT AGREEMENT:             The Company will guarantee your employment
                                  for a period of one year beginning on your initial start date. Should your employment with Gadzooks be terminated by the Company for a reason other than for "Cause" during the initial 12 months of employment, you will be compensated for the balance (remainder) of the initial 12 month period.

SEVERANCE AGREEMENT:              Should your employment with Gadzooks be
                                  terminated by the Company for a reason other than "Cause" after accumulating at least six months of continuous service, you will be compensated for a period of six additional months after your date of termination, including any remaining portion of the initial year of employment noted above.

                                  "Cause" shall mean: your habitual neglect of your duties, your commission of a felony, your failure to follow any legal directive of Gadzooks' Chairman and Chief Executive
                                  Officer which directive is consistent with
                                  your position and duties, and act or acts of
                                  fraud or dishonesty by you which results or
                                  is intended to result in financial,
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                                  economic or reputation harm to the Company or
                                  any of its affiliates, or your breach of a material Company policy.

CHANGE OF CONTROL:                In the event of the sale of all or
                                  substantially all of the Company's assets, or the Company's merger with or into another corporation, the options will accelerate and become fully vested immediately prior to the event.


This offer of employment is conditional upon the presentation of acceptable documents establishing your identity and employability, as required by the Immigration Reform and Control Act of 1986.

Again, David, we are delighted at the prospect of you joining our team and are anticipating many positive contributions. Please understand that you are an "at-will" associate and either Gadzooks or you may terminate your employment at any time and for any reason, with or without cause.

Enclosed please find two copies of this offer letter. Upon acceptance, please sign, date and return one copy to Steve Puterbaugh. Please keep one copy for your records.

We look forward to your joining our team.  Thank You.

SINCERELY,


 /s/ JERRY SZCZEPANSKI                       /s/ STEVE PUTERBAUGH
-----------------------------------         ------------------------------------
JERRY SZCZEPANSKI                           STEVE PUTERBAUGH
CHAIRMAN & CHIEF EXECUTIVE OFFICER          VICE PRESIDENT, HUMAN RESOURCES

                                             /s/ DAVID MANGINI
CC:  MONTY STANDIFER                        -----------------------------------
     SENIOR VICE PRESIDENT,                 DAVID MANGINI
     FINANCE & CHIEF FINANCIAL              PRESIDENT & CHIEF OPERATING OFFICER
     OFFICER

                                                      7/24/98
                                            -----------------------------------
                                                        DATE